Exhibit 99.1

Report of Independent Auditors

To the Board of Directors
Alexandria Real Estate Equities, Inc.

We have audited the accompanying statement of revenue and certain expenses (the Statement) of ARE - Tech Square (the "Property") for the year ended December 31, 2005. This statement of revenue and certain expenses is the responsibility of management of the Property. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. Certain revenue and expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the Property.

In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Los Angeles, California
September 9, 2006

ARE - Tech Square
Statement of Revenue and Certain Expenses

(In thousands)

	(Unaudited) Six Months Ended June 30, 2006	Year Ended December 31, 2005
Revenue:
Rental	$ 18,292	$ 34,473
Tenant recoveries	4,328	6,923
Other income	1,341	2,365
Total revenue	23,961	43,761

Certain Expenses:
Utilities	1,844	3,406
Repairs and maintenance	1,923	3,270
Insurance	211	421
Taxes and license	3,193	6,303
Parking expense	401	697
Ground lease	1,000	2,000
Interest	5,917	11,835
Total certain expenses	14,489	27,932
Excess of revenue over certain expenses	$ 9,472	$ 15,829

See accompanying notes.

ARE - Tech Square

Notes to Statement of Revenue and Certain Expenses

1. Organization and Summary of Significant Accounting Policies

Organization

Alexandria Real Estate Equities, Inc. through an affiliate completed its purchase from an affiliate of the Massachusetts Institute of Technology ("MIT") of a 90% equity interest in the leasehold interest in 10.4 acres commonly known as Technology Square at MIT ("the Property") in Cambridge, Massachusetts. MIT retains a 10% interest in the project. Alexandria and MIT purchased the Property for $600 million and assumed existing financing on the project of approximately $225 million with an interest rate of 5.26%. The Property consists of a seven building campus (including a 1,593 space parking garage and a 49 space surface parking lot) containing approximately 1.2 million square feet. During 2005 and 2006, various spaces in the Property were undergoing a permanent change in use to office/laboratory space through redevelopment. Certain spaces are also anticipated to undergo conversion through redevelopment in the future. In addition, various spaces were delivered to tenants under operating leases as redevelopment activities were completed in both 2005 and 2006. As of December 31, 2005 and June 30, 2006, the occupancy of the Property was approximately 73% and 82%, respectively. The accompanying statement of revenue and certain expenses includes the operations of the Property. The square footage and occupancy information contained in this paragraph is unaudited.

Basis of Presentation

The accompanying statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission.

The Property is not a legal entity and the accompanying statement is not representative of the actual operations for the period presented, as certain revenue and expenses that may not be comparable to the revenue and expenses we expect to incur in the future operations of the Property have been excluded. Excluded items consist of interest income, straight-line rents, depreciation and amortization, management fees, capitalized operating and interest costs associated with a portion of the property under redevelopment, and general and administrative costs not directly comparable to the future operations of the Property.

An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) the Property was acquired from an unaffiliated party and (ii) based on the investigation of the Property by Alexandria Real Estate Equities, Inc., management is not aware of any material factors relating to the Property that would cause this financial information not to be necessarily indicative of future operating results.

In the decision to acquire the Property, Alexandria Real Estate Equities, Inc. considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the Property.

Alexandria Real Estate Equities, Inc. has reviewed the expenses of the Property, including property taxes, insurance, repairs and maintenance ground lease and interest.

Revenue Recognition

The leases of the Property are accounted for as operating leases. Revenue is recognized based on the contractual provisions of the leases. Recoveries from the tenants are recognized as revenue in the period the applicable costs are incurred.

Risks and Uncertainties

The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Future Minimum Lease Payments

The future minimum lease payments to be received under noncancelable operating leases as of December 31, 2005 are as follows (in thousands):

2006	$ 37,627
2007	39,829
2008	39,330
2009	39,748
2010	37,823
Thereafter	142,763
Total	$ 337,120

The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

3. Ground Lease

The Property is subject to a ground lease with an affiliate of MIT through December 31, 2064. The ground lease agreement requires adjustments to rental expense every five years based upon the relevant Consumer Price Index subject to a maximum increase of 3% per year.

4. Secured Note Payable

The Property secures a note payable which had a balance of approximately $225 million at December 31, 2005 and bears fixed interest at 5.26%. The note requires monthly payments of principal and interest and matures on April 1, 2014. The scheduled principal repayments on the secured note payable as of December 31, 2005 were as follows (in thousands):

2006	$ 1
2007	1
2008	1
2009	2,093
2010	3,279
Thereafter	219,623
Total	$ 224,998

5. Related Party Transactions

The Property is subject to leases with an affiliate of MIT. These leases account for approximately $7,924,000 of rental revenue for the year ended December 31, 2005.

6. Unaudited Interim Statement

The statement of certain revenues and certain expenses for the period January 1, 2006 to June 30, 2006 is unaudited. In the opinion of management, all significant adjustments necessary for a fair presentation of the statement for the interim period have been included. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year of operations of the Property.